As filed with the Securities and Exchange Commission on June 22, 2022

Registration No. 333-164241

Registration No. 333-198315

Registration No. 333-218891

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-164241

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-198315

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-218891

UNDER
THE SECURITIES ACT OF 1933

Summer Infant, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-1994619
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1275 Park East Drive Woonsocket, Rhode Island 02895 (401) 671-6550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mary Beth Schneider, Secretary c/o Summer Infant, Inc. 1275 Park East Drive Woonsocket, Rhode Island 02895 (401) 671-6550

(Name, address including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

DEREGISTRATION OF SECURITIES

Summer Infant, Inc. (the “Registrant”) is filing these post-effective amendments (each, a “Post-Effective Amendment” and, together, the “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (each, a “Registration Statement” and, together, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities, registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement No. 333-164241, filed with the SEC on January 7, 2010, relating to the registration by the Registrant of $100 million worth of (i) shares of common stock, par value $0.0001 per share, of the Registrant (“Common Stock”), (ii) shares of preferred stock, par value $0.0001 per share, of the Registrant (“Preferred Stock”), (iii) depositary shares (“Depositary Shares”), (iv) purchase contracts to purchase Common Stock, Preferred Stock, Depositary Shares or Warrants, (v) rights to purchase Common Stock, Preferred Stock, Depositary Shares or Warrants, (vi) units, and (vii) warrants to purchase shares of Common Stock, shares of Preferred Stock, Depositary Shares, Units and/or any combination thereof (“Warrants”), as amended by Amendment No. 1 filed with the SEC on February 2, 2010;

•	Registration Statement No. 333-198315, filed with the SEC on August 22, 2014, relating to the registration by the Registrant of $30 million worth of (i) Common Stock, (ii) Preferred Stock, (iii) warrants to purchase shares of Common Stock, shares of Preferred Stock, debt securities or units and/or any combination thereof, (iv) debt securities, (v) subscription rights and (vi) units; and

•	Registration Statement No. 333-218891, filed with the SEC on June 21, 2017, relating to the registration by the Registrant of $30 million worth of (i) Common Stock, (ii) Preferred Stock, (iii) warrants to purchase shares of Common Stock, shares of Preferred Stock, debt securities or units and/or any combination thereof, (iv) debt securities, and (v) units, as amended by Amendment No. 1 filed with the SEC on July 28, 2017.

On June 22, 2022, the Registrant completed its previously announced merger (the “Merger”) with Project Abacus Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Kids2, Inc., a Georgia corporation (“Kids2”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of March 16, 2022, by and among the Registrant, Kids2, Inc. and Merger Sub. The Registrant was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly owned subsidiary of Kids2, Inc. In connection therewith, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock (a) owned by Kids2, Merger Sub, the Registrant or any subsidiary of Kids2, Merger Sub or the Registrant or (b) held by a stockholder who was entitled to, and who perfected, appraisal rights for such shares under Delaware law) was automatically converted into the right to receive cash in an amount equal to $12.00 per share, without interest, subject to any required withholding of taxes.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings contained in each Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities registered but unsold at the termination of such offerings, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the effective time of the Merger on June 22, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woonsocket, State of Rhode Island, on June 22, 2022.

SUMMER INFANT, INC.

By:	/s/ Bruce Meier
	Name:	Bruce Meier
	Title:	Interim CFO

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.